CONTACTS

From: Anthony J. DeFazio	For: Brian S. Block, EVP & CFO
DeFazio Communications, LLC	American Realty Capital Properties, Inc.
tony@defaziocommunications.com	bblock@arlcap.com
Ph: 484-532-7783	Ph: 212-415-6500

FOR IMMEDIATE RELEASE

American Realty Capital Properties, Inc.

Announces Closing of 21 Properties

New York, New York, June 20, 2012 – American Realty Capital Properties, Inc. (NASDAQ: ARCP) (the “Company”) announced today that it closed on the acquisition of 21 single-tenant, freestanding, primarily net leased properties with approximately 300,000 leasable square feet located in 10 states, for a total purchase price of approximately $26.2 million (excluding closing costs). These acquisitions increase the total size of the Company’s portfolio to approximately $210.0 million, comprised of 118 properties.

These recently acquired properties are 21 of the 22 properties to be purchased with the proceeds of the Company’s recent underwritten public offering and consist of one U.S. Fish & Wildlife Service building located in Gloucester, Virginia, one U.S. Forest Service building located in Warren, Pennsylvania, one U.S. Army Corps of Engineers building located in Mobile, Alabama, one U.S. Drug Enforcement Administration building located in Plattsburgh, New York, one Tractor Supply store located in Rio Grande, Texas, and a 16-property portfolio of Dollar General stores.

“We are extremely pleased to have purchased these properties,” commented Nicholas Schorsch, Chairman and Chief Executive Officer of ARCP. “These acquisitions add significant current income derived from rents paid by four strong national corporate tenants, and further enhance our portfolio’s tenant mix and geographic diversification. Furthermore, these purchases are indicative of the robust buying opportunities available to us.”

Important Notice

American Realty Capital Properties, Inc. is a publicly traded Maryland corporation listed on The NASDAQ Capital Market that intends to qualify as a real estate investment trust focused on owning and acquiring single-tenant, freestanding commercial properties generally subject to net leases with high credit quality tenants. Additional information about the Company can be found on the Company’s website at www.americanrealtycapitalproperties.com.

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different.